As filed with the Securities and Exchange Commission on August 25, 1999

                                                      Registration No. 333-77553
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                             ----------------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (Exact Name of Registrant as Specified in Its Charter)

         Singapore                    0-23354                Not Applicable
(State or Other Jurisdiction   (Commission file number)     (I.R.S. Employer
       of Incorporation)                                    Identification No.)
                               ----------------------

                            514 Chai Chee Lane #04-13
                            1 Bedok Industrial Estate
                                Singapore 469029
                                  (65) 449-5255
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              --------------------


                                Michael E. Marks
                             Chief Executive Officer
                         Flextronics International Ltd.
                            514 Chai Chee Lane #04-13
                            1 Bedok Industrial Estate
                                Singapore 469029
                                  (65) 449-5255

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                              --------------------

                                   Copies to:

                            Gordon K. Davidson, Esq.
                             David K. Michaels, Esq.
                                Tram T. Phi, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306

                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                            -------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  Subject to completion, dated August 25, 1999



PROSPECTUS


                         FLEXTRONICS INTERNATIONAL LTD.
                          Up To 738,000 Ordinary Shares

                                 ---------------


     The 738,000 shares covered by this prospectus are issuable under outstanding options granted by Flextronics to certain persons residing outside of the United States and Singapore (whom we call selling shareholders in this prospectus) who may exercise such options and resell the shares issued upon exercise to certain financial institutions outside the United States, or who may assign such options to certain financial institutions, including Merrill Lynch Bank (Suisse) S.A. and its affiliates, which would then exercise the options. These shares may be offered and sold over time by the financial institutions, or by transferees of the financial institutions that receive such shares in transfers other than public sales in the United States. In addition, this prospectus also may be used by assignees of the selling shareholders or by other persons acquiring the shares, including broker-dealers who borrow some or all of these shares from the selling shareholders to settle short sales of our Ordinary Shares.


                                 ---------------


     The selling shareholders and their assignees may sell their Flextronics shares in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly or through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the financial institutions, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."


     We will not receive any of the proceeds from the sale of these shares.


     The Ordinary Shares are quoted on the Nasdaq National Market under the symbol "FLEX." On August 24, 1999, the closing sale price of the Ordinary Shares was $55.50 per share.


                                 ---------------

     This investment involves a high degree of risk. See "Risk Factors" beginning on page 3.

                                 ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is August 25, 1999.

                                TABLE OF CONTENTS

                                                                            Page


Where you can find more information...........................................2
The Company...................................................................3
Enforcement of Civil Liabilities .............................................3
Risk Factors..................................................................3
Selling Shareholders..........................................................9
Plan of Distribution..........................................................10
Legal Matters.................................................................10


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:


     o our Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

     o    our Quarterly Report on Form 10-Q for the quarter ended June 25, 1999;
          and

     o the description of our Ordinary Shares contained in our Registration Statement on Form 8-A dated January 31, 1994.


     You may request a copy of these filings, at no cost, by writing or telephoning us at:


                         Flextronics International Ltd.
                                2245 Lusndy Drive
                           San Jose, California 95131
                         Attention: Laurette F. Slawson,
                  Treasurer and Director of Investor Relations
                            Telephone: (408) 428-1300

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement, other than any information superseded by a later document filed with the SEC and incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

     Flextronics is a leading provider of advanced electronics manufacturing services to original equipment manufacturers in the telecommunications, networking, computer, consumer electronics and medical device industries. We provide a wide range of integrated services, from initial product design to volume production and fulfillment. Our manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies. In addition, we provide advanced engineering services, including product design, PCB layout, quickturn prototyping and test development. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution. Our principal executive offices are located at 514 Chai Chee Lane, #04-13, 1 Bedok Industrial Estate, Singapore 469029 and our telephone number is 65-449-5255.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing Ordinary Shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

                                  RISK FACTORS

     You should carefully consider the following factors as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in our Ordinary Shares. These factors could cause our future results to differ materially from those expressed or implied in forward-looking statements made by us.

 Risks of Expansion of Operations

     We have grown rapidly in recent periods, and this growth may not continue. Internal growth will require us to develop new customer relationships and expand existing ones, improve our operational and information systems and further expand our manufacturing capacity.

     We plan to further expand our manufacturing capacity by expanding our facilities and by adding new equipment. Such expansion involves significant risks. For example:

     o we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     o we may not efficiently and effectively integrate new operations, expand existing ones and manage geographically dispersed operations;

     o    we may incur cost overruns;

     o we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

     o we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected. Our expansion, both through acquisitions and internal growth, has contributed to our incurring significant accounting charges and experiencing volatility in our operating results. We may continue to experience volatility in operating results in connection with future expansion efforts.

Risks of Acquisitions


     Acquisitions have represented a significant portion of our growth strategy, and we intend to continue to pursue attractive acquisitions opportunities. Our acquisitions during the last two fiscal years represented a significant expansion of our operations. Acquisitions involve a number of risks and challenges, including:

     o    diversion of management's attention;

     o    the need to integrate acquired operations;

     o potential loss of key employees and customers of the acquired companies;

     o lack of experience operating in the geographic market of the acquired business; and

     o    an increase in our expenses and working capital requirements.


     To integrate acquired operations, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.


     Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition. Furthermore, any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. No assurance can be given that we will consummate any acquisitions in the future.


Variability of Customer Requirements and Operating Results

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers, and over the past few years we have experienced reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would adversely affect our results of operations. In addition to the variable nature of our operating results due to the short-term nature of our customers' commitments, other factors may contribute to significant fluctuations in our results of operations. These factors include:

     o    the timing of customer orders;

     o    the volume of these orders relative to our capacity;

     o    market acceptance of customers' new products;

     o    changes in demand for customers' products and product obsolescence;

     o    the timing of our expenditures in anticipation of future orders;

     o    our effectiveness in managing manufacturing processes;

     o    changes in the cost and availability of labor and components;

     o    changes in our product mix;

     o    changes in economic conditions;

     o local factors and events that may affect our production volume (such as local holidays); and

     o    seasonality in customers' product requirements.



     One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in our revenues in the third fiscal quarter.


     We make significant decisions, including the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, there can be no assurance we will have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can adversely affect our gross margins and operating income.

Customer Concentration; Dependence on Electronics Industry


     Our five largest customers accounted for approximately 62% of consolidated net sales in fiscal 1999 and 57% in fiscal 1998. Our largest customers during fiscal 1999 were Philips, Ericsson and Cisco accounting for approximately 18%, 16% and 13% of consolidated net sales, respectively. Sales to our five largest customers have represented a majority of our net sales in recent periods. The identity of our principal customers has varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would have a material and adverse effect on us. We can not assure the timely replacement of expired, canceled, or reduced contracts with new business. See "--Variability of Customer Requirements and Operating Results."

     Factors affecting the electronics industry in general could have a material adverse effect on our customers and, as a result on us. Such factors include:

     o the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

     o the inability of our customers to develop and market their products, some of which are new and untested. If customers' products become obsolete or fail to gain widespread commercial acceptance, our business may be materially and adversely affected; and

     o    recessionary periods in our customers' markets.


Year 2000 Compliance

     We are aware of the issues associated with programming code in existing computer systems as the Year 2000 approaches. The Year 2000 computer issue refers to a condition in computer software where a two digit field rather than a four digit field is used to distinguish a calendar year. Unless corrected, some computer programs could be unable to function on January 1, 2000 (and thereafter until corrected), as they will be unable to distinguish the correct date. Such an uncorrected condition could significantly interfere with the conduct of our business, could result in disruption of our operations, and could subject it to potentially significant legal liabilities.


     We have been addressing the Year 2000 issue with a project plan divided into major initiatives: enterprise wide applications, manufacturing and related equipment and facilities and infrastructure. We have established geographic regional teams to follow established policies and guidelines on the remediation of the Year 2000 issue. We created an internal intranet database to record the status and remediation activity on all internal equipment.

     We are primarily addressing the Year 2000 issue concerning enterprise wide applications by replacing its management information system with a new enterprise management information system that is designed to provide enhanced functionality. We have been advised that our new enterprise management information system is Year 2000 compliant. We currently have implemented this new information system in a majority of our facilities in Asia, Central Europe, Western Europe, and the Americas and anticipates that the installation of the new system will be completed in August 1999. We are currently evaluating the implementation of this new management information system for our recent acquisitions in Sweden. However, there can be no assurance that the new system will be Year 2000 compliant. The new system will significantly affect many aspects of our business, including our manufacturing, sales and marketing and accounting functions. In addition, the successful implementation of this system will be important to our future growth.

     Although we currently anticipate the installation of the new system will be completed by August 1999, it could be delayed until later. Implementation of the new system could cause significant disruption in operations. In the event the new information system is not implemented by September 1999, our contingency plan is to upgrade the existing information system currently in use by a majority of our operations to a new version which we have been advised is Year 2000 compliant. We estimate the cost to upgrade the existing information system to be approximately $500,000. We cannot assure that such measures will prevent the occurrence of Year 2000 problems, which can have a material adverse effect upon our business, operating results and financial condition.

     The Year 2000 issue also could affect our infrastructure and production lines. The possibility also exists that we could inadvertently fail to correct a Year 2000 problem with a mechanical equipment micro-controller. We believe the impact of such an occurrence would be minor, as substantial Year 2000 compliant equipment additions and upgrades have occurred in recent years. We have been in contact with the manufacturers of mechanical equipment to fully validate the readiness of its microprocessors. Additional testing is planned during fiscal 2000 to reasonably ensure their Year 2000 readiness.

     We have sent a Year 2000 Readiness Questionnaire to most of our critical and significant suppliers. These critical suppliers have been classified into risk categories and we are in the process of identifying and devoting resources to verify Year 2000 compliance of these suppliers. We may need to find alternative suppliers based on the results of the questionnaires. We cannot assure that we will be able to find suitable alternative suppliers and contract with them on reasonable prices and terms, and such inability could have a material and adverse impact on our business and results of operations.

     We are currently working with many of our major customers to ensure year 2000 compliance and have been audited by many of our customers. We currently work with many of our major customers to formulate contingency plans. These contingency plans include the movement of manufacturing production, identification of alternative suppliers and logistics companies. We intend to review our contracts with customers and suppliers with respect to responsibility for Year 2000 issues and to seek to address such issues in future agreements with customers and suppliers.

     We have currently incurred in excess of $16.0 million in total hardware, software, and system related costs in connection with remediation of Year 2000 issues. These costs are primarily costs associated with the implementation of our new information system and have primarily been capitalized as fixed assets. We anticipate expending an additional $2.0 to $4.0 million before January 1, 2000 to complete the implementation of the new information system and address any Year 2000 compliance issues. We cannot assure that the cost estimates associated with our Year 2000 issues will prove to be accurate or that the actual costs will not have a material adverse effect on our results of operations and financial condition.


Risk of Increased Taxes

     We have structured our operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. Our taxes could increase if these tax incentives are not renewed upon expiration, or tax rates applicable to us are increased. Substantially all of the products manufactured by our Asian subsidiaries are sold to customers based in North America and Europe. We believe that profits from our Asian operations are not sufficiently connected to jurisdictions in North America or Europe to give rise to income taxation there. However, tax authorities in jurisdictions in North America and Europe could challenge the manner in which profits are allocated among our subsidiaries, and we may not prevail in any such challenge. If our Asian profits became subject to income taxes in such other jurisdictions, our worldwide effective tax rate could increase.

Significant Leverage

     Our level of indebtedness presents risks to investors, including:

     o the possibility that we may be unable to generate cash sufficient to pay the principal of and interest on the indebtedness when due;

     o    making us more vulnerable to economic downturns;

     o    limiting our ability to pursue new business opportunities; and

     o reducing our flexibility in responding to changing business and economic conditions.

Risks of Competition

     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Certain of our competitors, including Solectron and SCI Systems, have substantially greater market shares than us, and substantially greater manufacturing, financial, research and development and marketing resources. In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could adversely affect our operating results.

Risks of International Operations

     The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, Hungary, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

     o    fluctuations in the value of currencies;

     o    changes in labor conditions;

     o    longer payment cycles;

     o    greater difficulty in collecting accounts receivable;

     o    burdens and costs of compliance with a variety of foreign laws;

     o    political and economic instability;

     o    increases in duties and taxation;

     o imposition of restrictions on currency conversion or the transfer of funds;

     o    limitations on imports or exports;

     o    expropriation of private enterprises; and

     o reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.


     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for certain Asian nations. For example, trade preferences extended by the United States to Malaysia in recent years were not renewed in 1997. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be adversely affected by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

     Risks Relating to China. Under its current leadership, the Chinese government has been pursuing economic reform policies. There can be no assurance that the Chinese government will continue to pursue such policies, or that such policies will be successful if pursued. In addition, China does not have a comprehensive and highly developed system of laws, and enforcement of laws and contracts is uncertain. The United States annually reconsiders the renewal of most favored nation trading status of China. China's loss of most favored nation status could adversely affect us by increasing the cost to U.S. customers of products manufactured by us in China.

     Risks relating to Mexico. The Mexican government exercises significant influence over many aspects of the Mexican economy and its action could have a significant effect on private sector entities in general and us in particular. In addition, during the 1980s, Mexico experienced periods of slow or negative growth, high inflation, significant devaluation of the peso and limited availability of foreign exchange.

     Risks Relating to Hungary. Hungary has undergone significant political and economic change in recent years. Political, economic, social and other developments, and changes in laws could have a material and adverse effect on our business. Annual inflation and interest rates in Hungary have historically been much higher than those in Western Europe. Exchange rate policies have not always allowed for the free conversion of currencies at the market rate. Laws and regulations in Hungary have been, and continue to be, substantially revised during its transition to a market economy. As a result, laws and regulations may be applied inconsistently. Also in some circumstances, it may not be possible to obtain the legal remedies provided for under those laws and regulations in a reasonably timely manner, if at all.

     Risks Relating to Brazil. During the past several years, the Brazilian economy has been affected by significant intervention by the Brazilian government. The Brazilian government has changed monetary, credit, tariff and other policies to influence the course of Brazil's economy. The Brazilian government's actions to control inflation and effect other policies have often involved wage, price and exchange controls as well as other measures such as freezing bank accounts and imposing capital controls.

Risks of Currency Fluctuations and Hedging Operations

     With the recent acquisitions of operations in Sweden, Austria and Brazil, a significant portion of our business is conducted in the Swedish kronor, European Euro and Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Singapore dollar, the Hong Kong dollar, the Malaysian ringgit, the Hungarian forint, the Mexican peso, and the British pound, as well as the kronor, the euro and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations, and in January 1999 the Brazilian real experienced further significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales and operating margins. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar, and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will have a material effect on our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future.


Dependence of Key Personnel

     Our success depends to a larger extent upon the continued services of our key executives and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and there can be no assurance that we will retain our officers and key employees. We could be materially and adversely affected by the loss of such personnel.

Limited Availability of Components

     A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for procuring materials, which typically results in our bearing the risk of component price increases. At various times, there have been shortages of certain electronic components. Component shortages could result in manufacturing and shipping delays or higher prices, which could have a material adverse effect on us.

Environmental Compliance Risks

     We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals. Although we believe that our facilities are currently in material compliance with applicable environmental laws, there can be no assurances that violations will not occur. The costs and penalties that could result from a violation of environmental laws could materially and adversely affect us.

Volatility of Market Price of Ordinary Shares

     The stock market in recent years have experienced significant price and volume fluctuations that have affected the market prices of technology companies. Such fluctuations have often been unrelated to or disproportionately impacted by the operating performance of such companies. The market for the Ordinary Shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of the Ordinary Shares.

                              SELLING SHAREHOLDERS

     The 738,000 shares covered by this prospectus are issuable under outstanding options granted by Flextronics to certain persons residing outside of the United States and Singapore (whom we call selling shareholders in this prospectus) who may exercise the options and resell the shares issued upon exercise to certain financial institutions, or may assign the options to certain financial institutions, including Merrill Lynch Bank (Suisse) S.A. and its affiliates, which would then exercise the options. These shares may be offered and sold over time by the selling shareholders and their assignees or by other persons acquiring the shares that receive such shares in transfers other than public sales in the United States. Because the selling shareholders may assign from time to time all or some of their options, or resell from time to time all or some of the shares issuable under their options, to financial institutions, no assurances can be given as to the actual number of shares that will be sold under this prospectus or by selling shareholders that will remain issuable under the options that will be held by the selling shareholders after completion of such sales.

                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus are issuable under options granted by Flextronics to the selling shareholders who may exercise such options and resell the shares issued upon exercise to certain financial institutions, or may assign such options to certain financial institutions, including Merrill Lynch Bank (Suisse) S.A. and its affiliates, pursuant to exemptions from the registration requirements of the Securities Act provided by Regulation S promulgated thereunder. The selling shareholders and their assignees or other persons acquiring the shares may sell or distribute some or all of the shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, in transactions (which may involve crosses and block transactions) on Nasdaq, in privately negotiated transactions or in the over-the-counter market, or in a combination of such transactions. The selling shareholders and their assignees may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our Ordinary Shares for their own accounts in the course of hedging the risk they assume. These broker-dealers may borrow shares from the selling shareholders to consummate the short sales. Selling shareholders and their assignees also may sell our Ordinary Shares short and deliver shares to close out such short positions, or loan or pledge shares to broker-dealers that in turn may sell, loan or pledge our Ordinary Shares. These transactions may be effected by the selling shareholders and their assignees at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in these transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and their assignees (and, if they act as agent for the purchaser of such shares, from such purchaser). These discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used, with our consent, by persons acquiring shares from the selling shareholders and who wish to offer and sell such shares under circumstances requiring or making desirable its use.


     The financial institutions and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the financial institutions can presently estimate the amount of such compensation.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by Allen & Gledhill, Singapore.

================================================================================

NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FLEXTRONICS OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE ORDINARY SHARES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FLEXTRONICS OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                   ----------
                                   PROSPECTUS
                                   ----------



                                 August 25, 1999




================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.


     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

         SEC Registration fee.................................$  9,925
         Printing and engraving expenses......................   5,000
         Legal expenses.......................................  20,000
         Blue Sky expenses....................................   5,000
         Accounting fees and expenses.........................  10,000
         Miscellaneous........................................   2,575
                                                                ------
             Total............................................$ 52,500

ITEM 15.  Indemnification of Officers and Directors.

     As permitted by the laws of Singapore, our Articles of Association of the Company provide that, subject to the Companies Act, our Directors and officers will be indemnified by the Company against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, Director or employee of the Company and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company.

ITEM 16.  Exhibits and Financial Statements and Schedules.


EXHIBIT
NUMBER     EXHIBIT TITLE

 5.1*      Opinion and Consent of Allen & Gledhill with respect to the Ordinary
            Shares being registered.
23.1       Consent of Arthur Andersen LLP.
23.2       Consent of Moore Stephens.
23.3*      Consent of Allen & Gledhill (included in Exhibit 5.1).
24.1*      Power of Attorney (included in the signature page of this
            Registration Statement).

*Previously filed.


ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, State of California on this 24th day of August, 1999.

                                                  FLEXTRONICS INTERNATIONAL LTD.

                                                  By:/s/ Michael E. Marks
                                                     ---------------------------
                                                         Michael E. Marks

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.


Signature                                                      Title                                  Date

/s/ Michael E. Marks                        Chairman of the Board, and Chief Executive         August 24, 1999
-----------------------------------         Officer (principal executive officer)
Michael E. Marks

/s/ Tsui Sung Lam*                          President, Asia Pacific Operations and Director    August 24, 1999
-----------------------------------
Tsui Sung Lam

/s/ Robert R.B. Dykes                       President, Systems Group and                       August 24, 1999
-----------------------------------         Chief Financial Officer (principal
Robert R.B. Dykes                           financial and accounting officer)


-----------------------------------         Director
Michael J. Moritz

/s/ Richard L. Sharp*                       Director                                           August 24, 1999
-----------------------------------
Richard L. Sharp

/s/ Patrick Foley*                          Director                                           August 24, 1999
-----------------------------------
Patrick Foley

/s/ Alain Ahkong*                           Director                                           August 24, 1999
-----------------------------------
Alain Ahkong

/s/ Hui Shing Leong*                        Director                                           August 24, 1999
-----------------------------------
Hui Shing Leong

*By:/s/ Michael E. Marks
    -------------------------------
        Michael E. Marks
        Attorney-in-Fact


                                  EXHIBIT INDEX



EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT

 5.1*      Opinion and Consent of Allen & Gledhill with respect to the Ordinary
            Shares being registered.

23.1       Consent of Arthur Andersen LLP.

23.2       Consent of Moore Stephens.

23.3*      Consent of Allen & Gledhill (included in Exhibit 5.1).

24.1*      Power of Attorney (included in the signature page of this
            Registration Statement).

*Previously filed.